------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
  van Oppen       Peter              H.           Spacelabs Medical, Inc. (SLMD)                to Issuer (check all applicable)
---------------------------------------------  -----------------------------------------------   X  Director        10% Owner
  (Last)               (First)       (Middle)  3. IRS or Social Security  4.  Statement for      ----            ---
  c/o Advanced Digital                            Number of Reporting         Month/Year             Officer         Other (specify
  Information Corp.                               Person (Voluntary)          August, 1999       ----             --- below)
  11431 Willows Rd.                                                           ----------------   (give title below)
---------------------------------------------                              5. If Amendment,       --------------------------------
                (Street)                                                      Date of Original
 Redmond            WA               98052                                    (Month/Year)
--------------------------------------------                                  ---------------- 7. Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                                        (check applicable line)
                                                                                                   X    Form filed by One
                                                                                                  ----  Reporting Person
                                                                                                        Form filed by More Than
                                                                                                  ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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 Common Stock                     8/18/99   P             5,000    A        $14.875        10,000               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.       Page 1 of 2 (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/        8)         Disposed of     (Month/Day/                           Secur-
                             ative        Year)                  (D)              Year)                                 ity
                             Security                            (Instr. 3, 4,                                          (Instr. 5)
                                                                 and 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  By Eugene V. DeFelice              August 23, 1999
Note: File three copies of this Form, one of which must be manually signed.       -----------------------------      ---------------
      If space provided is insufficient, see Instruction 6 for procedure.         **Signature of Reporting Person    Date
                                                                                  Attorney-in-Fact for
                                                                                  Peter van Oppen
Potential persons who are to respond to the collection of information                                                    Page 2 of 2
contained in this form are not required to respond unless the form displays a currently valid OMB Number.
